Exhibit 99.2

RISK FACTORS

Risks Related to Our Existing Indebtedness

Our significant indebtedness could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations.

As of June 30, 2003, our total outstanding indebtedness was approximately $1,503.4 million, including the following:

•	$312.2 million under a revolving credit facility;

•	$873.2 million under standardized secured inventory floor plan facilities;

•	$126.7 million in 5 1/4% convertible senior subordinated notes due 2009 representing $130.1 million in aggregate principal amount outstanding less unamortized discount of approximately $3.4 million;

•	$179.2 million in 11% senior subordinated notes due 2008 representing $182.4 million in aggregate principal amount outstanding less unamortized discount of approximately $3.2 million;

•	$6.6 million of other secured debt, including $3.0 million under our construction/mortgage credit facility; and

•	$5.5 million of subordinated debt owed to our chairman and chief executive officer, Mr. O. Bruton Smith.

As of June 30, 2003, we had approximately $164.5 million available for additional borrowings under the revolving credit facility. We also had approximately $97.0 million available under a construction/mortgage credit facility for real estate acquisitions and new dealership construction. We also have significant additional capacity under the floor plan facilities. In addition, the indentures relating to our senior subordinated notes, convertible senior subordinated notes and other debt instruments allow us to incur additional indebtedness, including secured indebtedness.

The degree to which we are leveraged could have important consequences to the holders of our securities, including the following:

•	our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

•	a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes;

•	some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates;

•	the indebtedness outstanding under our revolving credit facility and floor plan facilities are secured by a pledge of substantially all the assets of our dealerships; and

•	we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

In addition, our debt agreements contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets.

An acceleration of our obligation to repay all or a substantial portion of our outstanding indebtedness would have a material adverse effect on our business, financial condition or results of operations.

Our revolving credit facility, floor plan facilities and the indenture governing our senior subordinated notes contain numerous financial and operating covenants. A breach of any of these covenants could result in a default under the applicable agreement or indenture. If a default were to occur, we may be unable to adequately finance our operations and the value of our common stock would be materially adversely affected. In addition, a default under one agreement or indenture could result in a default and acceleration of our repayment obligations under the other agreements or indentures, including the indenture governing our outstanding convertible senior subordinated notes, under the cross default provisions in those agreements or indentures. If a cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in these agreements and indentures.

Our ability to make interest and principal payments when due to holders of our debt securities depends upon the receipt of sufficient funds from our subsidiaries.

Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our consolidated cash flow and net income are generated by our subsidiaries. Accordingly, our cash flow and ability to service debt depends to a substantial degree on the results of operations of subsidiaries and upon the ability of our subsidiaries to provide us with cash. We may receive cash from our subsidiaries in the form of dividends, loans or otherwise. We may use this cash to service our debt obligations or for working capital. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to distribute cash to us or to make funds available to service debt. In addition, the ability of our subsidiaries to pay dividends or make loans to us are subject to contractual limitations under the floor plan facilities, minimum net capital requirements under manufacturer franchise agreements and laws of the state in which a subsidiary is organized and depend to a significant degree on the results of operations of our subsidiaries and other business considerations.

Risks Related to Our Relationships with Vehicle Manufacturers

Our operations may be adversely affected if one or more of our manufacturer franchise agreements is terminated or not renewed.

Each of our dealerships operates under a franchise agreement with the applicable automobile manufacturer or distributor. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer. As a result, we are significantly dependent on our relationships with these manufacturers.

Manufacturers exercise a great degree of control over the operations of our dealerships through the franchise agreements. The franchise agreements govern, among other things, our ability to purchase vehicles from the manufacturer and to sell vehicles to customers. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management. Manufacturers may also have a right of first refusal if we seek to sell dealerships.

Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of franchise agreements or renewals of these agreements or otherwise could also have a material adverse effect on our results of operations. We cannot assure you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

Our sales volume and profit margin on each sale may be materially and adversely affected if manufacturers discontinue or change their incentive programs.

Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers routinely modify their incentive programs in response to changing market conditions. Some of the key incentive programs include:

•	customer rebates or below market financing on new vehicles;

•	dealer incentives on new vehicles;

•	warranties on new and used vehicles; and

•	sponsorship of used vehicle sales by authorized new vehicle dealers.

Manufacturers are currently offering very favorable incentives to potential customers. A reduction or discontinuation of a manufacturer’s incentive programs may materially adversely affect our profitability.

We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

Manufacturers typically allocate their vehicles among dealerships based on the sales history of each dealership. Supplies of popular new vehicles may be limited by the applicable manufacturer’s production capabilities. Popular new vehicles that are in limited supply typically produce the highest profit margins. We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Our operating results may be materially adversely affected if we do not obtain a sufficient supply of these vehicles.

Adverse conditions affecting one or more key manufacturers may negatively impact our profitability.

During the first six months of 2003, approximately 76.5% of our new vehicle revenue was derived from the sale of new vehicles manufactured by Ford, Honda, Chrysler, General Motors (including Cadillac), BMW and Toyota. Our success depends to a great extent on these manufacturers’:

•	financial condition;

•	marketing;

•	vehicle design;

•	publicity concerning a particular manufacturer or vehicle model;

•	production capabilities;

•	management;

•	reputation; and

•	labor relations.

Events such as labor strikes that may adversely affect a manufacturer may also adversely affect us. In particular, labor strikes at a manufacturer that continue for a substantial period of time could have a material adverse effect on our business. Similarly, the delivery of vehicles from manufacturers at a time later than scheduled, which may occur particularly during periods of new product introductions, could limit sales of those vehicles during those periods. This has been experienced at some of our dealerships from time to time. Adverse conditions affecting these and other important aspects of manufacturers’ operations and public relations may adversely affect our ability to sell their automobiles and, as a result, significantly and detrimentally affect our profitability.

Manufacturer stock ownership restrictions may impair our ability to maintain or renew franchise agreements or issue additional equity.

Some of our franchise agreements prohibit transfers of any ownership interests of a dealership and, in some cases, its parent. A number of manufacturers impose restrictions on the transferability of our Class A common stock and our ability to maintain franchises if a person acquires a significant percentage of the voting power of our common stock. Our existing franchise agreements could be terminated if a person or entity acquires a substantial ownership interest in us or acquires voting power above certain levels without the applicable manufacturer’s approval. Violations of these levels by an investor are generally outside of our control and may result in the termination or non-renewal of existing franchise agreements or impair our ability to negotiate new franchise agreements for dealerships we acquire. In addition, if we cannot obtain any requisite approvals on a timely basis, we may not be able to issue additional equity or otherwise raise capital on terms acceptable to us. These restrictions may also prevent or deter a prospective acquiror from acquiring control of us. This could adversely affect the market price of our Class A common stock.

The current holders of our Class B common stock maintain voting control over us. However, we are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control, it could result in the termination or non-renewal of one or more of our existing franchise agreements, the triggering of provisions in our agreements with certain manufacturers requiring us to sell our dealerships franchised with such manufacturers and/or a default under our credit arrangements.

Manufacturers’ restrictions on acquisitions could limit our future growth.

We are required to obtain the approval of the applicable manufacturer before we can acquire an additional dealership franchise of that manufacturer. In determining whether to approve an acquisition, manufacturers may consider many factors such as our financial condition and manufacturer-determined consumer satisfaction index, or “CSI” scores. Obtaining manufacturer approval of acquisitions also takes a significant amount of time, typically three to five months. We cannot assure you that manufacturers will approve future acquisitions or do so on a timely basis, which could impair the execution of our growth strategy.

Certain manufacturers also limit the number of its dealerships that we may own, our national market share of that manufacturer’s products or the number of dealerships we may own in a particular geographic area. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

A manufacturer may condition approval of an acquisition on the implementation of material changes in our operations or extraordinary corporate transactions, facilities improvements or other capital expenditures. If we are unable or unwilling to comply with these conditions, we may be required to sell the assets of that manufacturer’s dealerships or terminate our franchise agreement.

Our dealers depend upon vehicle sales and, therefore, their success depends in large part upon customer demand for the particular vehicle lines they carry.

The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our total revenue and lead to sales of higher-margin products and services such as finance and insurance products and parts and service operations. Although we have sought to limit our dependence on any one vehicle brand, we have focused our new vehicle sales operations in mid-line import and luxury brands.

Our failure to meet a manufacturer’s consumer satisfaction, financial and sales performance requirements may adversely affect our ability to acquire new dealerships and our profitability.

Many manufacturers attempt to measure customers’ satisfaction with their sales and warranty service experiences through CSI scores. The components of CSI vary from manufacturer to manufacturer and are modified periodically. Franchise agreements also may impose financial and sales performance standards. Under our agreements with certain manufacturers, a dealership’s CSI scores, sales and financial performance may be considered a factor in evaluating applications for additional dealership acquisitions. From time to time, some of our dealerships have had difficulty meeting various manufacturers’ CSI requirements or performance standards. We cannot assure you that our dealerships will be able to comply with these requirements in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with its CSI requirements or performance standards, which could impair the execution of our growth strategy. In addition, we receive incentive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their franchise agreements.

State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or nonrenewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within the notice period to avoid the termination or nonrenewal. Though unsuccessful to date, manufacturers’ lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration. In addition, these laws restrict the ability of automobile manufacturers to directly enter the retail market in the future. If manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us.

Risks Related to Our Acquisition Strategy

Failure to effectively integrate acquired dealerships with our existing operations could adversely affect our future operating results.

Our future operating results depend on our ability to integrate the operations of recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our management information systems, procedures and organizational structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business. We acquired 11 in 2000, 12 in 2001, 31 in 2002 and five in the six months ended June 30, 2003.

We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, due to:

•	the difficulties of managing operations located in geographic areas where we have not previously operated;

•	the management time and attention required to integrate and manage newly acquired dealerships;

•	the difficulties of assimilating and retaining employees; and

•	the challenges of keeping customers.

These factors could have a material adverse effect on our financial condition and results of operations.

We may not adequately anticipate all of the demands that growth through acquisitions will impose.

The automobile retailing industry is considered a mature industry in which minimal growth is expected in total unit sales. Accordingly, our ability to generate higher revenue and earnings in future periods depends in large part on our ability to acquire additional dealerships, manage geographic expansion, control costs in our operations and consolidate both past and future dealership acquisitions into our existing operations. In pursuing a strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

•	incurring significantly higher capital expenditures and operating expenses;

•	failing to assimilate the operations and personnel of acquired dealerships;

•	entering new markets with which we are unfamiliar;

•	potential undiscovered liabilities and operational difficulties at acquired dealerships;

•	disrupting our ongoing business;

•	diverting our limited management resources;

•	failing to maintain uniform standards, controls and policies;

•	impairing relationships with employees, manufacturers and customers as a result of changes in management;

•	increased expenses for accounting and computer systems, as well as integration difficulties;

•	failure to obtain a manufacturer’s consent to the acquisition of one or more of its dealership franchises or renew the franchise agreement on terms acceptable to us; and

•	incorrectly valuing entities to be acquired.

We may not adequately anticipate all of the demands that growth will impose on our systems, procedures and structures.

We may not be able to capitalize on acquisition opportunities because our financial resources available for acquisitions are limited.

We intend to finance our acquisitions with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements. We may not be able to obtain additional financing by issuing stock or debt securities due to the market price of our Class A common stock, overall market conditions or the need for manufacturer consent to the issuance of equity securities. Using cash to complete acquisitions could substantially limit our operating or financial flexibility. If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our overall growth strategy.

In addition, we are dependent to a significant extent on our ability to finance our new vehicle inventory with “floor plan financing.” Floor plan financing arrangements allow us to borrow money to buy a particular vehicle from the manufacturer and pay off the loan when we sell that particular vehicle. We must obtain new floor plan financing or obtain consents to assume existing floor plan financing in connection with our acquisition of dealerships.

Substantially all the assets of our dealerships are pledged to secure our floor plan indebtedness and the indebtedness under the revolving credit facility. In addition, substantially all the real property and assets of our subsidiaries that are constructing new dealerships are pledged under our construction/mortgage facility with Toyota Motor Credit Corporation. These pledges may impede our ability to borrow from other sources. Moreover, because Toyota Motor Credit Corporation is associated with Toyota Motor Sales, U.S.A., Inc., any deterioration of our relationship with one could adversely affect our relationship with the other. The same is true of our relationships with Chrysler, GM and Ford and the floor plan financing divisions of each of these manufacturers.

We may not be able to continue executing our acquisition strategy without the costs of future acquisitions escalating.

We have grown our business primarily through acquisitions. We may not be able to consummate any future acquisitions at acceptable prices and terms or identify suitable candidates. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

•	the availability of suitable acquisition candidates;

•	competition with other dealer groups for suitable acquisitions;

•	the negotiation of acceptable terms;

•	our financial capabilities;

•	our stock price; and

•	the availability of skilled employees to manage the acquired companies.

We may not be able to determine the actual financial condition of dealerships we acquire until after we complete the acquisition and take control of the dealerships.

The operating and financial condition of acquired businesses cannot be determined accurately until we assume control. Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Similarly, many of the dealerships we acquire, including our largest acquisitions, do not have financial statements audited or prepared in accordance with generally accepted accounting principles. We may not have an accurate understanding of the historical financial condition and performance of our acquired entities. Until we actually assume control of business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

Although O. Bruton Smith, our chairman and chief executive officer, has previously assisted us with obtaining acquisition financing, we cannot assure you that he will be willing or able to do so in the future.

Our obligations under the revolving credit facility are secured with a pledge of shares of common stock of Speedway Motorsports, Inc., a publicly traded owner and operator of automobile racing facilities. These shares of Speedway Motorsports common stock are beneficially owned by Sonic Financial Corporation, an entity controlled by Mr. Smith. Presently, the $500 million borrowing limit of the revolving credit facility is subject to a borrowing base calculation that is based, in part, on the value of the Speedway Motorsports shares pledged by Sonic Financial. Consequently, a withdrawal of this pledge by Sonic Financial or a significant decrease in the value of Speedway Motorsports common stock could reduce the amount we can currently borrow under the revolving credit facility.

Mr. Smith has also guaranteed additional indebtedness incurred to complete certain dealership acquisitions. Mr. Smith may not be willing or able to provide similar guarantees or credit support in the future. This could impair our ability to obtain acquisition financing on favorable terms.

Risks Related to the Automotive Retail Industry

Increasing competition among automotive retailers reduces our profit margins on vehicle sales and related businesses. Further, the use of the Internet in the car purchasing process could materially adversely affect us.

Automobile retailing is a highly competitive business. Our competitors include publicly and privately owned dealerships, some of which are larger and have greater financial and marketing resources than we do. Many of our competitors sell the same or similar makes of new and used vehicles that we offer in our markets at competitive prices. We do not have any cost advantage in purchasing new vehicles from manufacturers due to economies of scale or otherwise. In addition, the popularity of short-term vehicle leasing in the past few years also has resulted, as these leases expire, in a large increase in the number of late model used vehicles available in the market, which puts added pressure on new and used vehicle margins. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. Our revenues and profitability could be materially adversely affected if manufacturers decide to enter the retail market directly.

Our F&I business and other related businesses, which have higher margins than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties. This competition is increasing as these products are now being marketed and sold over the Internet.

The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related F&I services, which may further reduce margins for new and used cars and profits for related F&I services. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with Internet car sellers or are investing heavily in the development of their own Internet capabilities, which could materially adversely affect our business.

Our franchise agreements do not grant us the exclusive right to sell a manufacturer’s product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate or if existing franchised dealers increase their market share in our markets.

As we seek to acquire dealerships in new markets, we may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. Our gross margins may decline over time as we expand into markets where we do not have a leading position.

Our business will be harmed if overall consumer demand suffers from a severe or sustained downturn.

Our business is heavily dependent on consumer demand and preferences. Our revenues will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income and credit availability. The economic outlook appears uncertain in the aftermath of the terrorist attacks in the U.S. on September 11, 2001, the subsequent war on terrorism and other geopolitical conflicts. Future recessions may have a material adverse effect on our retail business, particularly sales of new and used automobiles. In addition, severe or sustained increases in gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury and sport utility vehicle models (which typically provide high margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

A decline of available financing in the sub-prime lending market has, and may continue to, adversely affect our sales of used vehicles.

A significant portion of vehicle buyers, particularly in the used car market, finance their purchases of automobiles. Sub-prime lenders have historically provided financing for consumers who, for a variety of reasons including poor credit histories and lack of down payment, do not have access to more traditional finance sources. Our recent experience suggests that sub-prime lenders have tightened their credit standards and may continue to apply these higher standards in the future. This has adversely affected our used vehicle sales. If sub-prime lenders continue to apply these higher standards or if there is any further tightening of credit standards used by sub-prime lenders or if there is any additional decline in the overall availability of credit in the sub-prime lending market, the ability of these consumers to purchase vehicles could be limited and could have a material adverse effect on our used car business, revenues and profitability.

Our business may be adversely affected by import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably.

A significant portion of our new vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

The seasonality of our business magnifies the importance of second and third quarter operating results.

Our business is subject to seasonal variations in revenues. In our experience, demand for automobiles is generally lower during the first and fourth quarters of each year. We therefore receive a disproportionate amount of revenues generally in the second and third quarters and expect our revenues and operating results to be generally lower in the first and fourth quarters. Consequently, if conditions surface during the second and third quarters that impair vehicle sales, such as higher fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the year could be disproportionately adversely affected.

General Risks Related to Investing in Our Securities

Concentration of voting power and anti-takeover provisions of our charter, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control.

Our common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control us. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed by the Board of Directors or a Class B common stockholder or otherwise benefiting the Class B common stockholders constituting a:

•	“going private” transaction;

•	disposition of substantially all of our assets;

•	transfer resulting in a change in the nature of our business; or

•	merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

The holders of Class B common stock currently hold less than a majority of our outstanding common stock, but a majority of our voting power. This may prevent or discourage a change of control of us even if the action was favored by holders of Class A common stock.

Our charter and bylaws make it more difficult for our stockholders to take corporate actions at stockholders’ meetings. In addition, options under our 1997 Stock Option Plan become immediately exercisable on a change in control. Delaware law also makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business combination transaction with the company against its directors’ wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. In addition, provisions of our lending arrangements create an event of default on a change in control. These agreements, corporate governance documents and laws may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares if we were acquired.

The outcome of legal and administrative proceedings we are or may become involved in could have an adverse effect on our business, results of operations and profitability.

In 2001, the Florida Attorney General’s Office notified two of our wholly-owned dealership subsidiaries located in Florida that the Florida Attorney General was investigating whether the manner in which finance and insurance products were sold to certain customers violated Chapter 501 of Florida Statutes. In April 2002, the Florida Department of Insurance informed the same two dealership subsidiaries that it had also initiated an investigation into whether the same conduct that was the subject of the Attorney General’s investigation violated certain provisions of Florida’s insurance code.

The two dealership subsidiaries have entered into agreements with the Florida Department of Insurance, n/k/a the Florida Department of Financial Affairs, which will, after the completion of a refund program, resolve the investigation by this Department. Under the program, certain customers will have the opportunity to apply for refunds for the purchase of specified finance and insurance products from the two dealerships. The Florida Attorney General’s Office, being aware of the above refund program, has entered into an agreement with the two dealerships to conclude its investigation of those dealerships.

Additionally, several private civil actions have been filed against these dealership subsidiaries stating allegations similar to those underlying the original investigations by the Attorney General’s Office and the Department of Insurance. One private civil action filed against one of the dealership subsidiaries purports to represent a class of customers as potential plaintiffs, although no motion for class certification has been filed. Another private civil action has been filed against Sonic Automotive, Inc., which purports to represent a class of customers of all of our Florida dealership subsidiaries, although no motion for class certification has been filed.

In addition, in September of 2002, the Los Angeles County District Attorney’s office served a search warrant on one of our wholly-owned dealership subsidiaries located in Los Angeles County relating to alleged deceptive practices of the dealership’s finance and insurance department. Our dealership is cooperating with the District Attorney in its investigation. No charges have been filed and no proceedings have been instituted to date by the District Attorney. A private civil action has also been filed against the dealership stating allegations similar to those underlying the District Attorney’s investigation. The plaintiffs in this private civil action purport to represent a class of customers as potential plaintiffs, although no motion for class certification has been filed.

Because the refund program entered into with the Florida Department of Financial Affairs is ongoing, the investigation by the Los Angeles County District Attorney’s Office is continuing and has not resulted in formal charges to date, and because the private civil actions described above are also in the early stages of litigation, we cannot assure you as to the outcomes of these proceedings. We intend to vigorously defend ourselves and assert available defenses with respect to each of the foregoing matters, and do not believe that the ultimate resolution of these matters will have a material adverse affect on our business, results of operations, financial condition, cash flows or prospects.

Furthermore, several of our Texas dealership subsidiaries have been named in three class action lawsuits brought against the Texas Automobile Dealers Association (“TADA”) and new vehicle dealerships in Texas that are members of the TADA. Approximately 630 Texas dealerships are named as defendants in two of the actions, and approximately 700 Texas dealerships are named as defendants in the other action. The three actions allege that since January 1994, Texas automobile dealerships have deceived customers with respect to a vehicle inventory tax and violated federal antitrust and other laws. In April 2002, in two actions the Texas state court certified two classes of consumers on whose behalf the actions would proceed. In October 2002, the Texas Court of Appeals affirmed the trial court’s order of class certification in the state actions. Our dealership subsidiary defendants and the other Texas dealership defendants are appealing that ruling to the Texas Supreme Court. In March 2003, the federal court conditionally certified a class of consumers in the federal antitrust case. Our dealership subsidiary defendants and the other Texas dealership defendants are also appealing that ruling to the U.S. Court of Appeals, Fifth Circuit.

We intend to vigorously defend ourselves and assert available defenses with respect to the TADA matter discussed above. In addition, we may have rights of indemnification with respect to certain aspects of the TADA matter. However, a settlement or an adverse resolution of this matter may result in the payment of significant costs and damages, which could have a material adverse affect on our business, financial condition, results of operations, cash flows or prospects.

Finally, we are involved, and expect to continue to be involved, in numerous other legal proceedings arising out of the conduct of our business, including litigation with customers, employment related lawsuits and actions brought by governmental authorities. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters, including the matters specifically discussed above, could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Our business may be adversely affected by claims alleging violations of laws and regulations in our advertising, sales and finance and insurance activities.

Our business is highly regulated. In the past several years, private plaintiffs and state attorney generals have increased their scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. The conduct of our business is subject to numerous federal, state and local laws and regulations regarding unfair, deceptive and/or fraudulent trade practices (including advertising, marketing, sales, insurance, repair and promotion practices), truth-in-lending, consumer leasing, fair credit practices, equal credit opportunity, privacy, insurance, motor vehicle finance, installment finance, closed-end credit, usury and other installment sales. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct dealership operations.

Our business may be adversely affected by unfavorable conditions in our local markets, even if those conditions are not prominent nationally.

Our performance is subject to local economic, competitive and other conditions prevailing in geographic areas where we operate. For example, our current results of operations depend substantially on general economic conditions and consumer spending habits in the Southeast and Northern California and, to a lesser extent, the Houston and Columbus markets. Sales in our Northern California market represented approximately 16.5% of our sales for the year ended December 31, 2002 and approximately 16.2% of our sales for the six months ended June 30, 2003. We may not be able to expand geographically and any geographic expansion may not adequately insulate us from the adverse effects of local or regional economic conditions.

The loss of key personnel and limited management and personnel resources could adversely affect our operations and growth.

Our success depends to a significant degree upon the continued contributions of our management team, particularly our senior management, and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with most of our senior management team, our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our results of operations.

In addition, as we expand we may need to hire additional managers. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

Governmental regulation and environmental regulation compliance costs may adversely affect our profitability.

We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, retail financing and consumer protection laws and regulations, and wage-hour, anti-discrimination and other employment practices laws and regulations. Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. The violation of these laws and regulations can result in administrative, civil or criminal penalties against us or in a cease and desist order against our operations that are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional compliance costs.

Our past and present business operations are subject to environmental laws and regulations. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with these laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

Potential conflicts of interest between us and our officers or directors could adversely affect our future performance.

O. Bruton Smith serves as the chairman and chief executive officer of Speedway Motorsports. Accordingly, we compete with Speedway Motorsports for the management time of Mr. Smith.

We have in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or our other affiliates. We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although the majority of these transactions have neither been independently verified in that regard nor are likely to be so verified in the future. Potential conflicts of interest could arise in the future between us and our officers or directors in the enforcement, amendment or termination of arrangements existing between them.